                   SECURITIES AND EXCHANGE COMMISSION 33-79750

                              Washington, DC 20549

                                 ------------

                                    FORM S-1

                         POST-EFFECTIVE AMENDMENT NO. 3
                                      Under
                           The Securities Act of 1933
                           --------------------------

                      MML BAY STATE LIFE INSURANCE COMPANY
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

                 Missouri                                43-0581430
        -------------------------                     ----------------
     (State or other jurisdiction of              (I.R.S. Employer Number)
      incorporation or organization)

                                        63
                         ---------------------------------
           (Primary Standard Industrial Classification Code Number)

                               1295 State Street
                       Springfield, Massachusetts 01111
                       --------------------------------
                                  (413)744-8441
                                    (Address, including zip code, and
                                    telephone number, including area
                                    code, of registrant's principal
                                    executive offices)

                            Thomas J. Finnegan, Jr.
            Vice President, Secretary and Associate General Counsel
                     MML Bay State Life Insurance Company
                             Springfield, MA 01111
                                 (413)744-8891
     (Name, address and telephone number of agent for service of process)

                   -------------------------------------------

                        Approximate date of commencement
                   of proposed sale to the public: May 1, 1997

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 check the following box. [X]

                                   PROSPECTUS

                                  May 1, 1997
                      MML Bay State Life Insurance Company
                   Fixed Account with Market Value Adjustment

           Offered through OppenheimerFunds LifeTrust Variable Annuity

This prospectus (the "Prospectus") describes MML Bay State Life Insurance Company's ("MML Bay State" or the "Company") Fixed Account (the "Fixed Account") with Market Value Adjustment. The Fixed Account is available for use with the OppenheimerFunds LifeTrust Variable Annuity Contract (the "Contract") issued by MML Bay State. The Fixed Account constitutes an account to which a Contract Owner may allocate purchase payments or Accumulated Value in accordance with the Contract's transfer rules. (For a discussion of the transfer restrictions applicable to the Contract, please consult the Contract prospectus). Since the Fixed Account is available only through the Contract, an investor should carefully review the discussion of the Contract contained in that prospectus. The focus of this Prospectus is limited to the Fixed Account's operations and features.

MML Bay State guarantees specified rates of interest for amounts allocated to the Fixed Account for specified periods of time. The interest rate stipulated for a particular period (the Guaranteed Rate) is an annual effective yield. Additionally, although Guaranteed Rates will fluctuate, they will never go below 3%. MML Bay State's general account assets, including amounts allocated to the Fixed Account, are available to meet the guarantees associated with the Fixed Account. These assets are chargeable with liabilities arising out of other businesses of the Company. Purchase payments and transfers of Accumulated Value may be made among the Fixed Account and the Divisions of MML Bay State Variable Annuity Separate Account 1 (the "Separate Account").

Amounts taken from the Fixed Account by partial or full redemption, received from payment of a death benefit following the death of the Contract Owner who is not the annuitant, and transfers made prior to an Expiration Date are subject to a Market Value Adjustment. Therefore a Contract Owner may experience a negative investment return.

The annuity benefits available under the Contract may be either fixed or variable amounts or a combination of both. The Accumulated Value prior to maturity and the amount of any variable annuity payments thereafter will vary with the investment performance of the Divisions selected and the amounts allocated to the Fixed Account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES OF MML BAY STATE'S OPPENHEIMERFUNDS LIFETRUST VARIABLE ANNUITY, MML SERIES INVESTMENT FUND, AND OPPENHEIMER VARIABLE ACCOUNT FUNDS.

                      MML Bay State Life Insurance Company
                                1295 State Street
                              Springfield, MA 01111
                                 (413) 744-8441

Table of Contents


Section
-------
Glossary ....................................................................  3
I.     Company and Product Description ......................................  4
       MML Bay State ........................................................  4
       Product Description ..................................................  4
       The Fixed Account and the Market Value Adjustment Feature ............  4
       Market Value Adjustment ..............................................  4
       Accumulation Period of a Contract ....................................  5
       Establishment of the Guaranteed Rate .................................  6
       The MVA's Applicability on Redemptions ...............................  6

II.    Investments by MML Bay State .........................................  6

III.   Distribution of Contracts ............................................  6

IV.    Federal Taxation Discussion ..........................................  7

V.     Accounting Practices .................................................  7

VI.    Management's Discussion and Analysis of Financial Condition and
       Results of Operations ................................................  7
       General ..............................................................  7
       Results of Operations ................................................  7
       Statement of Financial Position ...................................... 10
       Liquidity and Capital Resources ...................................... 10
       Investments .......................................................... 10

VII.   MML Bay State & MassMutal -- Description of the Business

VIII.  Directors and Officers of MML Bay State .............................. 12

IX.    Executive Compensation ............................................... 13

X.     Experts, Legal Proceedings and Additional Available Information ...... 13

XI.    Selected Historical Financial Data ................................... 14
       Audited Statutory Financial Statements................................ 16

Glossary

As used in this Prospectus, the following terms mean:

Accumulated Amount: For each amount credited to a Segment of the Fixed Account the Accumulated Amount on any date is the amount credited to the Segment accumulated to that date at the Guaranteed Rate for that amount.

Accumulated Value: The value of a Contract on or prior to the Maturity Date equal to the Variable Value plus the Fixed Value.

Accumulation Period: The period prior to the Maturity Date, during the lifetime of the Annuitant and Owner.

Accumulation Unit: A unit of measurement used in determining the value of amounts credited to a Contract in a Division of the Separate Account on or prior to the Maturity Date.

Annuitant: The person on whose life the Contract is issued.

Beneficiary: The person(s) or entity(ies) designated by the Contract Owner to receive a death benefit under the Contract, if any, upon the death of the Contract Owner or the Annuitant.

Cash Redemption Value: The value of a Contract which a Contract Owner will receive if the Contract is redeemed, equal to Accumulated Value less Administrative Charges, Sales Charges, premium taxes, and a Market Value Adjustment, if any such charges are applicable.

Contract: The OppenheimerFunds LifeTrust Variable Annuity Contract issued by MML Bay State.

Contract Owner(s): The owner (and in some instances the owners) of a Contract. Contract Owners may include the Annuitant, an employer, a trust, or any entity specified in an employee benefit plan.

Division(s): A sub-account of the Separate Account, the assets of which consist of shares of a specified Fund of either MML Series Investment Fund or Oppenheimer Variable Account Funds.

Expiration Date: The Date on which the Guarantee Period for an Accumulated Amount ends.

Fixed Account: An account which pays interest at a Guaranteed Rate. If such amounts are withdrawn prior to the end of the Guarantee Period, a Market Value Adjustment will be made. Assets attributable to the Fixed Account are not part of the assets which are allocated to the Divisions of the Separate Account.

Fixed Value: On any date, the Fixed Value of the Contract is the sum of the Accumulated Amounts credited to all Segments of the Fixed Account.

Funds: The separate series of shares of Oppenheimer Variable Account Funds and MML Series Investment Fund, both of which are open-end, diversified management investment companies, registered with the Securities and Exchange Commission, in which the Divisions of the Separate Account invest.

Guarantee Period: The period for which interest accrues at the Guaranteed Rate on an amount credited to a Segment. Guarantee Periods range in whole-year periods from one to ten years.

Guaranteed Rate: The effective annual interest rate MML Bay State uses to accrue interest on an amount credited to a Segment as of a certain date. Guarantee Rates are level for the entire Guarantee Period and are fixed at the time an amount is credited to the Segment.

Market Value Adjustment ("MVA"): An adjustment made to the amount that the Contract Owner will receive if money is taken from an Accumulated Amount prior to the Expiration Date of its Guarantee Period.

Maturity Date: The date designated by the Contract Owner as of which Variable Monthly Income payments (or, if elected, Fixed Income payments or a payment in one sum) will begin. This date may be no later than the Annuitant's 90th birthday (unless an earlier date is required by law.)

Purchase Payment: An amount paid to MML Bay State by, or on behalf of, the Annuitant.

Segment: All Guarantee Periods of a given length constitute a Segment. Segments for all Guarantee Periods may not be available at one time.

Service Center: The office at which the administration of the Contract occurs.

Valuation Date: A valuation date is any date on which the net asset value of the shares of the Funds is determined. Generally, this will be any date on which the New York Stock Exchange (or its successor) is open for trading.

Valuation Period: The period of time from the end of one Valuation Date to the end of the next Valuation Date.

Valuation Time: The time of the close of the New York Stock Exchange (or its successor) (currently 4:00 p.m. New York time) on a Valuation Date. All actions to be performed on a Valuation Date will be performed as of the Valuation Time.

Variable Monthly Income: A benefit providing for monthly payments that vary with, and reflect the investment performance of, one or more Divisions of the Separate Account.

Variable Value: On any date, the Variable Value of a Contract is the sum of the values of the Accumulation Units credited to each Division of the Separate Account. The value in each Division is equal to the Accumulation Unit Value multiplied by the number of units in that Division You own.

You or Your refers to the Contract Owner.

I. Company and
Product Description

MML Bay State

MML Bay State is a life insurance company and a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual"), (the "Parent"). Organized in 1894 under the laws of the State of Missouri, the Company (formerly known as Western Life Insurance Company of America) was purchased in 1981 by the Parent. The Company is an issuer of variable life and variable annuity contracts. The Company currently is licensed to sell variable life insurance in all states except New York. The Company plans to obtain authority to sell variable annuity contracts in all states except New York, and, as of March 15, 1997, it had obtained such authority in 44 states and the District of Columbia.

The Company also offers certain variable universal life insurance policies that provide a policyholder the ability to select and change premium levels, amounts of death benefits, and account value investment options. Premiums in excess of specified sales charges are credited to the account value of the policies allocated either to a fixed account backed by the general investment account of the Company, or to one or more of the available divisions of the contracts' separate account.

The Company's Home Office is located in Jefferson City, Missouri, and its principal administrative office is located at 1295 State Street, Springfield, Massachusetts. MassMutual currently plans to redomesticate MML Bay State from the State of Missouri to the State of Connecticut. MassMutual believes that the proposed redomestication will not adversely effect policy owners. The Company will notify contract owners that the redomestication has occurred by sending contract owners an endorsement to their contract reflecting the redomestication.

Product Description

The investment option described in this Prospectus is a Fixed Account with Market Value Adjustment ("MVA") available in conjunction with the Contract. As is also discussed in the Contract prospectus, the Contract provides for the accumulation of values prior to maturity and for the distribution of annuity benefits thereafter. Additionally, a death benefit is also available under the Contract. The earnings on deposits allocated to the Fixed Account will have an impact on the Contract's Accumulated Value, its Maturity Value, its Cash Redemption Value and the death benefit. The Company believes that it has adequate resources to meet its obligations with regard to the Fixed Account and the Contract. The Company currently has an agreement with Vantage Computers Systems, Inc., to provide most of the administrative services for the Contract through the operation of the Service Center. The Contract is described in greater detail in the prospectus for OppenheimerFunds LifeTrust Variable Annuity. Investors should review that prospectus in conjunction with this prospectus before deciding whether to invest in the Contract or allocate sums to the Fixed Account. The Fixed Account is not available in all states.

The Fixed Account and the Market Value Adjustment Feature

The Fixed Account is available during the Accumulation Period of the Contract. (See, Accumulation Pay-in Period of the Contract prospectus.) The Fixed Account offers different Guarantee Periods, which provide the option of earning interest at various Guaranteed Rates on all or a portion of Your Accumulated Value. Please note that amounts credited to a Guarantee Period at different times may have different Guaranteed Rates, Current Rates, and Expiration Dates since MML Bay State changes the Current and Guaranteed Rates periodically.

You may allocate purchase payments or transfer all or a portion of Your Accumulated Value to the Fixed Account. Amounts credited to the Fixed Account will earn interest at the Guaranteed Rate applicable for the Guarantee Period selected on the date the amounts are credited. The applicable Guaranteed Rate does not change during the Guarantee Period. The Guaranteed Rate may never be less than 3%. Allocations to a Guarantee Period (or Segment) must be for at least $1,000. The Accumulated Value of the Fixed Account is not guaranteed against the claims of the Company's creditors.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods that differ from those available when Your Contract was issued. We also reserve the right, at any time, to stop accepting purchase payments, transfers, or renewals for a particular Guarantee Period. Guarantee Periods may be available in periods of one to ten years. Since the specific Guarantee Periods available may change periodically, please contact the Service Center to determine the Guarantee Periods currently being offered.

Market Value Adjustment

Any withdrawal of Your Accumulated Amount will be subject to a Market Value Adjustment ("MVA") unless the effective date of the withdrawal is within 30 days prior to the end of a Guarantee Period. If the allocated amount remains in the Fixed Account until the applicable Expiration Date, its value will be equal to the amount originally allocated multiplied, on a annually compounded basis, by its Guaranteed Rate. For this purpose, redemptions, transfers, death benefits based on a Contract Owner's death (where the Contract Owner and the Annuitant are different), and maturity amounts are treated as withdrawals.

An MVA will not be applied upon the payment of a Death Benefit following the death of the Annuitant. The MVA will be applied to the amount being withdrawn, after the deduction of any applicable Administrative Charge and before the deduction of any applicable Sales Charge. The MVA can be positive or negative. The amount being withdrawn after application of the MVA can therefore be greater than or less than the amount withdrawn before the application of the MVA.

The MVA will reflect the relationship between the Current Rate (as defined below) for the Accumulated Amount being withdrawn and the Guaranteed Rate. It also reflects the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is lower than the applicable Current Rate, then the application of the MVA will result in a lower payment upon withdrawal. Similarly, if the Guaranteed Rate is higher than the applicable Current Rate, the application of the MVA will result in a higher payment upon withdrawal.

The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

                       [          / n /      ]
                       [ (1 + i)   ---/      ]
        MVA = Amount X [ -------- /365/  - 1 ]
                       [ (1 + j)  /   /      ]


where,

Amount is the amount being withdrawn from a given accumulated amount less any applicable administrative charges.

i is the Guaranteed Rate being credited to the Accumulated Amount subject to the MVA; and

j, the "Current Rate," is the Guaranteed Rate, available as of the effective date of the application of the MVA, for current allocations to the Segment with a Guarantee Period equal to the time remaining to the Expiration Date for the amount being withdrawn rounded to the next higher number of complete years; and

n, is the number of days remaining in the Guarantee Period of the amount subject to the MVA.

In the determination of "j," if the Company currently does not offer the applicable Segment, we will determine "j" above by interpolation or extrapolation of the Guaranteed Rate for the Guarantee Periods then available.

EXAMPLES

The following examples illustrate how the MVA operates on amounts held in a particular Segment:

Example 1

$1,000 is applied on May 10, 1994, into a Segment with a 5 year Guarantee period. The Guaranteed Rate for amounts applied to this Segment on May 10, 1994, is 6%. If the $1,000 is left in that Segment until May 10, 1999, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23.

If, however, the full amount is taken from the Segment as of May 10, 1998:

      (1) The Guaranteed Rate applied on May 10, 1998 to amounts credited to a 1-year Segment is 4%; and

      (2) The accumulated amount prior to the application of the MVA as of May 10, 1998 equals:

                           $1,000 x 1.064 = $1,262.48

      (3)  The number of days remaining = 365 (n = 365);

      (4) The MVA equals $24.28, and is calculated according to the following formula:

                             [       365      ]
                             [(1.06) ---      ]
       $24.28 = $1,262.48 X  [ ----  365  - 1 ]
                             [(1.04)          ]


The market value for the purposes of surrender on May 10, 1998, of the amount credited to the 5-year segment on May 10, 1994, is therefore equal to $1,286.76 ($1,262.48 + $24.28).

Example 2

$1,000 is applied to a 7-year Segment on May 10, 1992, with a Guaranteed Rate of 5% and will accumulate to $1,407.10 if left in the Segment until May 10, 1999.


If, however, the full amount is taken from the Segment as of May 10, 1995:

      (1) The Guaranteed Rate applied on May 10, 1995 to amounts credited to a 4-year Segment is 10%; and

      (2)  The accumulated amount prior to the application of

                       MVA as of May 10, 1995 equals:

                         $1,000 x 1.053 = $1,157.63

      (3) The period of time from May 10, 1995 to the end of the Guarantee Period is 4 years or 1460 days

           (n = 1460);

      (4) The MVA equals $-196.56, and is calculated according to the following formula:

                                  [       /1460/      ]
                                  [(1.05) /----/      ]
        $ - 196.56 = $1,157.63 X  [ ----  / 365/  - 1 ]
                                  [(1.10) /    /      ]


The market value for purposes of surrender on May 10, 1995, of the amount credited to the 7-year Segment on May 10, 1992, is therefore equal to $961.07 ($1,157.63 - $196.56 = $961.07).

THE EXAMPLES SET FORTH ABOVE ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

Accumulation Period of a Contract

Variable annuities are designed to permit a Contract Owner to accumulate values over a period of time. Generally, a Contract Owner will use such Accumulated Values for long term needs such as retirement planning. Accordingly, in many instances, amounts allocated to the Fixed Account will be subject to several Guarantee Periods over the life of the Contract.

The end of a Guarantee Period for a specific amount credited to a Segment is called its Expiration Date. At least 45 days, but not more than 75 days, before the Expiration Date for an Accumulation Amount, we will inform You of the Guaranteed Rates being offered and the Guarantee Periods available as of the date of such notice. The Guaranteed Rates on the date of a renewal may be more or less than the rates quoted in such notice.

The Guarantee Period normally "renews", and in the absence of instructions on the Expiration Date, we begin crediting interest for a new Guarantee Period lasting the same amount of time as the one just ended. The Accumulated Amount then earns interest at the new Guaranteed Rate applicable at the time of renewal. You may choose different Guarantee Periods from among those we are then offering, or You may transfer all or a portion of the Accumulated Amount to the Separate Account.

If Your Accumulated Amount's Segment is no longer available for new amounts credited, or You choose a different Segment that is no longer available, we will try to reach You so that You may make another choice.

If a choice is not made at this point, the Segment with the next shorter Guarantee Period available will be used and if not available, the Segment with the next longer Period will be used.

Establishment of the Guaranteed Rate

MML Bay State will make the final determination concerning future Guarantee Rates for future deposits, transfers or renewals. Although we cannot predict future Guarantee Rates, such Guarantee Rates will never be less than three percent (3%) per annum.

The MVA's Applicability on Redemptions

An MVA will apply if a partial or full redemption of the Contract is made prior to an Expiration Date. Where a redemption occurs, the Accumulated Value of the Contract will be reduced by the amount surrendered from the Fixed Account prior to any MVA.

The Cash Redemption Value may also be subject to Contingent Deferred
Sales Charges ("Sales Charges") under the Contract pursuant to the schedule set forth below:


Year Since Payment                             Sales Charge Assessed
           1st                                           7%
           2nd                                           6%
           3rd                                           5%
           4th                                           4%
           5th                                           3%
           6th                                           2%
           7th                                           1%


We make this adjustment for Sales Charges since we make no deduction for Sales Charges when a purchase payment is received. The amount of Sales Charges is computed based on the date the particular payment is received into the Contract.

Purchase Payments redeemed after year 7 are not subject to Sales Charges. Amounts in the Fixed Account, however, continue to be subject to a Market Value Adjustment. For more information concerning the application of Sales Charges, please consult the Contract prospectus.

Please note that other charges are also imposed against the Contract including mortality and expense risk and administrative charges. For a more detailed explanation of applicable charges, please see the "Charges and Deductions" section of the Contract Prospectus.

II. Investments by MML Bay State

Assets of MML Bay State must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Proceeds from the Fixed Account will be deposited in a non-unitized segment of MML Bay State's general account organized as a separate account for accounting purposes. Proceeds will be used to fund MML Bay State's obligations under the Contract and amounts not required to fund such obligations may accrue to MML Bay State as profit. Obligations under the Contract are also met through the operation of the Divisions to which a Contract Owner has allocated Accumulated Value. All assets of MML Bay State would be available to meet the guarantees under the Contracts.

In establishing Guaranteed Rates, MML Bay State intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. MML Bay State's investment strategy with respect to the proceeds attributable to allocations made to the Fixed Account will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

III. Distribution of Contracts

Effective May 1, 1996, MML Distributors, LLC ("MML Distributors"), 1414 Main Street, Springfield, MA 01144-1013, a wholly-owned subsidiary of MassMutual, became the principal underwriter of the Contracts. Prior to May 1, 1996, MML Investors Services ("MMLISI") also located at 1414 Main Street, Springfield, MA 01144-1013, served as the principal underwriter of the contracts. Both MML Distributors and MMLISI are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). The maximum commission a broker-dealer will receive for selling a Contract is 6.25%.

MML Distributors may enter into selling agreements with other broker-dealers which are registered with the Securities and Exchange Commission and are members of the NASD ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the policies. These agents are also registered representatives of selling brokers or MMLISI. Contracts with the Fixed Account are offered in states where MML Bay State has received authority to write modified guarantee annuity business and the Fixed Account and the Contracts have been approved.

Additionally, Contracts are offered through Oppenheimer's distribution network, Oppenheimer Funds Distributor, Inc.

("OFDI"). OFDI, MML Bay State Variable Annuity Separate Account 1, MML Bay State and MML Distributors have entered into an agreement pursuant to which OFDI has agreed to promote sales of the product through wholesale distribution arrangements with broker-dealers. Registered representatives of the particular broker-dealer, who are also properly licensed to sell MML Bay State products may make such sales.

From time to time, OFDI may enter into special arrangements with broker-dealers which may provide for the payment of higher compensation to such broker-dealer in connection with the sale of Contracts. Prospective purchasers of the Contracts will be informed of such arrangements prior to the completion of the sale of the Contracts.

IV. Federal Taxation Discussion

Please see Federal Tax Status section of the Contract prospectus for a discussion of the tax status of the Contract.

V. Accounting Practices

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the State of Missouri ("statutory accounting practices"), which practices, prior to 1996, were considered to be in conformity with generally accepted accounting principles ("GAAP"). In 1993, the Financial Accounting Standards Board ("FASB") issued interpretations No. 40 ("Fin. 40"),"Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises", which clarified that stock life insurance subsidiaries of a mutual life company issuing financial statements described as prepared in conformity with GAAP after 1995 are required to apply all applicable GAAP pronouncements in preparing those financial statements. In January 1995, the FASB issued Statement No. 120 ("SFAS 120"), "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which among other things, extended the applicability of certain FASB statements to stock life insurance subsidiaries of a mutual life company and deferred the effective date of Fin. 40 to financial statements issued or reissued after 1996. Accordingly, the financial statements presented herein are no longer considered to be in conformity with GAAP.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to current operations as incurred, whereas under GAAP these expenses would be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP would value bonds at fair value and (d) deferred income taxes are not provided for book-tax timing differences whereas GAAP would record deferred income taxes.

VI. Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

The Company's and its Parent's main priority has been to balance financial strength, policyholder value and growth with emphasis on financial strength. With regard to profitability, management believes that net gain from operations, rather than net income, is the most relevant measure of operating results for the Company. Net gain from operations represents the excess of income derived from the Company's business over the costs of business operations (after deducting taxes). Net income is net gain from operations adjusted by any realized capital gains or losses (net of taxes). Management's investment philosophy and practice do not emphasize capital gains as a recurring source of income or capital and the Company does not manage its investment portfolio to realize gains for non-economic purposes.

RESULTS OF OPERATIONS

Year Ended December 31, 1996
  Compared to Year Ended December 31, 1995

The net gain from operations of $2,036 thousand in 1996 compares favorably to the $4,575 thousand loss for 1995. This gain was primarily due to an increase in premium income of 375.8% while benefits, commissions and operating expenses increased only 97.6%. Also, 1995 includes a one time fee of $6,200 thousand paid to MassMutual for the termination of a reinsurance agreement.

Premium income increased to $441,212 thousand in 1996 from $92,733 thousand in 1995. The growth was primarily the result of Corporate owned life policy sales which increased $234,138 thousand. Corporate owned life policy sales represent a small number of very large cases sold to corporate clients. Additionally, sales of individual variable life and annuities increased by 141.4%.

The following table sets forth premium, sales and other information for the Company's products:







                                            Years Ended December 31,
                                        --------------------------------
                                              1996             1995
                                              ----             ----
                                                  (In Thousands)
Premium Income:
 Variable Life                           $     109,176      $     57,874
 Annuities                                      86,047            23,008
 Corporate Owned Life                          245,989            11,851
                                        --------------      ------------
 Total                                   $     441,212      $     92,733
                                        ==============      ============
Life Insurance Sales - Face Amount:
 Variable Life                            $  3,408,851        $1,989,275


                                            Years Ended December 31,
                                          ------------------------------
                                              1996             1995
                                              ----             ----
                                                  (In Thousands)

 Corporate Owned Life                        4,584,609             6,631
                                          ------------        ----------
 Total                                    $  7,993,460        $1,995,906
                                          ============        ==========
Life Insurance In Force Face Amount:

 Variable Life                            $  9,686,129        $6,553,122
 Corporate Owned Life                        4,979,198           383,725
                                          ------------        ----------
 Total                                      14,665,327         6,936,847
 Less reinsurance ceded                      1,604,851         1,088,642
                                          ------------        ----------
                                           $13,060,476        $5,848,205
                                          ============        ==========
Number of Policies/Certificates In Force:
                                                  (In Whole Units)
 Variable Life                                  50,703            36,227
 Annuities                                       2,373               610
 Corporate Owned Life                            6,395               733
                                          ------------        ----------
 Total                                          59,471            37,570
                                          ============        ==========
Average Face Value of a New
 Policy Sold:                                   (In Whole Dollars)
 Variable Life                            $    207,768        $  192,685
 Corporate Owned Life                     $    809,144        $  947,241

Net investment and other income increased 95.8%, or $4,125 thousand in 1996 compared to 1995 primarily due to $4,123 thousand of fees paid by MassMutual for the conversion of non-variable life contracts to variable life contracts. Net investment income decreased slightly, primarily due to higher investment expenses. The components of net investment income are set forth below.

                                            Years Ended December 31,
                                          ------------------------------
                                              1996             1995
                                              ----             ----
                                                  (In Thousands)
Gross investment income:
Bonds                                         $3,117            $3,229
Policy loans                                     509               309
Cash and short-term investments                  461               104
                                          ------------        ----------
 Total gross investment income                 4,087             3,642
 Less investment expenses                        626               107
                                          ------------        ----------
 Net investment income                        $3,461            $3,535
                                          ============        ==========

Policy benefits and payments for 1996 increased $5,344 thousand, or 93.9% from 1995. This increase was due principally to a $5,010 thousand increase in surrenders of variable life policies.

Addition to policyholders' reserves and funds increased by $296,552 thousand or 442.8% to $363,526 thousand in 1996 from $66,974 thousand in 1995. The increase is primarily due to strong growth in premiums which results in offsetting increases in policyholders' reserves and transfers to separate accounts.

Operating expenses, which includes administrative services provided by the Parent, increased by $12,809 thousand, or 114.1%, compared to 1995. The increase is primarily due to salaries and agency costs associated with the acquisition of new business.

Commissions increased by $13,061 thousand, or 86.7%, in 1996 compared to 1995, resulting from higher sales of individual life insurance and renewal commissions paid on life and annuity business in force. The percentage increase in commissions was lower than the percent increase in premiums due to a reduced commission structure for the annuity and corporate owned life policies.

Federal income taxes increased to $11,829 thousand in 1996 compared to $633 thousand in 1995, primarily due to higher book gains and the tax on policy acquisition costs inherent in a period of substantial sales growth.

Net realized capital losses were $58 thousand for 1996 and $43 thousand for 1995, after the transfer to Interest Maintenance Reserve ("IMR"). The IMR captures after-tax realized capital gains and losses due to changes in interest rates for all types of fixed income investments. Net realized capital losses were comprised of the following:

                                                Years Ended December 31,
                                                -----------------------
                                                 1996             1995
                                                 ----             ----
                                                     (In Thousands)
Bonds                                             $(33)          $   448
Federal and state taxes                             59               241
                                                  ----           -------
Net realized capital gain (loss) before
  transfer to IMR                                  (92)              207
(Gain) loss transferred to IMR                      34              (250)
                                                 -----            ------
Net realized capital loss                         $(58)          $   (43)
                                                 =====           =======

Gross capital gains in 1996 were $33 thousand. The net capital losses after transfer to the IMR are credit related.

As a result of the foregoing factors, net income was $1,978 thousand in 1996, compared to a net loss of $4,618 thousand in 1995.

RESULTS OF OPERATIONS

Year Ended December 31, 1995
  Compared to Year Ended December 31, 1994

The net loss from operations of $4,575 thousand in 1995 compares unfavorably to the $1,605 thousand gain for 1994. This loss was primarily due to the September 30, 1995 termination of the Company's coinsurance agreement with MassMutual. Under the terms of the canceled agreement, MassMutual had assumed 80% to 100% of specific plans of insurance. A one-time fee of $6,200 thousand was paid to MassMutual for which the Company reacquires the right to retain the underwriting results for these policies. The Company continues to cede specific plans of insurance on a yearly renewal term basis with MassMutual.

Premium income increased to $92,733 thousand in 1995 from $54,481 thousand in 1994. The 70.2% growth was primarily the result of an annuity product introduced in late 1994 that recorded increased sales of $22,977 thousand. Additionally, sales of individual variable life and corporate owned life policies increased by 28.1%. Corporate owned life policy sales represent a small number of very large cases sold to corporate clients.

The following table sets forth premium, sales and other information for the Company's products:

                                            Years Ended December 31,
                                         -------------------------------
                                              1995             1994
                                              ----             ----
                                                  (In Thousands)

Premium Income:
 Variable Life                            $     57,874      $     47,994
 Annuities                                      23,008                31
 Corporate Owned Life                           11,851             6,456
                                          ------------       -----------
 Total                                    $     92,733      $     54,481
                                          ============      ============
Life Insurance Sales - Face Amount:

 Variable Life                              $1,989,275        $1,705,108
 Corporate Owned Life                            6,631            18,112
                                           -----------       -----------
 Total                                      $1,995,906        $1,723,220
                                            ==========        ==========
Life Insurance In force Face Amount:

 Variable Life                              $6,553,122        $4,757,377
 Corporate Owned Life                          383,725           366,526
                                            ----------        ----------
 Total                                       6,936,847         5,123,903
 Less reinsurance ceded                      1,088,642         2,965,198
                                            ----------        ----------
 Net amount                                 $5,848,205        $2,158,705
                                            ==========        ==========

Number of Policies In Force:                      (in Whole Units)

 Variable Life                                  36,227            27,409
 Annuities                                         610                 2
 Corporate Owned Life                              733               737
                                            ----------        ----------
 Total                                          37,570            28,148
                                            ==========        ==========

Average Size of a New Policy Sold:              (In Whole Dollars)

 Variable Life                              $  192,685        $  183,168
 Corporate Owned Life                       $  947,241        $  646,857



Net investment and other income increased 21.9%, or $774 thousand in 1995 compared to 1994. This resulted from a 19.5% increase in the average balance of invested assets and an increase in investment yields on the general investment account's portfolio. The components of net investment income are set forth below.

                                            Years Ended December 31,
                                           --------------------------
                                              1995             1994
                                              ----             ----
                                                  (In Thousands)

Gross investment income:
 Bonds                                        $3,229            $2,235
 Policy loans                                    309               229
 Cash and short-term investments                 104                66
                                              ------            ------
    Total gross investment income              3,642             2,530
    Less investment expenses                   (107)               (96)
                                              ------            ------
    Net investment income                     $3,535            $2,434
                                              ======            ======


The expense allowance on reinsurance ceded to the Parent represents a reimbursement for policy acquisition costs from the Parent, partially offset by the ceding of policy charges to the Parent under the coinsurance agreement. Policy charges include charges to policy values for the cost of mortality and other administrative charges. The expense allowance on reinsurance ceded increased $394 thousand in 1995, which reflects a $3,184 thousand decrease in the ceding of policy charges partially offset by a $2,790 thousand decrease in reimbursed policy acquisition costs. These decreases were caused by the termination of the coinsurance agreement late in 1995.

Policy benefits and payments for 1995 increased $2,751 thousand, from 1994. This increase was due principally to an $1,849 thousand increase in death benefits and an $843 thousand increase in surrenders on variable life policies.

Addition to policyholders' reserves and funds increased by $36,552 thousand or 120.1% to $66,974 thousand in 1995 from $30,422 thousand in 1994. The increase was primarily due to increases in variable life premiums and the introduction of the new variable annuity product partially offset by the increase in policy benefits and payments described above.

Operating expenses, which includes administrative services provided by the Parent, decreased by $738 thousand, or 6.2%, compared to 1994. This decrease is primarily attributable to a reduction in fees paid to the Parent.

Commissions increased by $4,325 thousand, or 40.2% in 1995 compared to 1994, resulting from the increases in individual life insurance and annuity business and corresponding increases in first year commissions. The increase in commissions was lower than the increase in premiums due to a reduced commission structure for the annuity policies.

Federal income taxes increased to $633 thousand in 1995 compared to a $935 thousand tax benefit for 1994. The increase in federal income tax was primarily due to the tax on policy acquisition costs inherent in a period of substantial sales growth. The tax benefit in 1994 resulted from the ceding of the surrender charge offset, resulting from the use of the commissioners' reserve valuation method for establishing reserves.

Net realized capital losses were $43 thousand for 1995 and $24 thousand for 1994, after the transfer to Interest Maintenance Reserve("IMR"). The IMR captures after-tax realized capital gains and losses due to changes in interest rates for all types of fixed income investments. Net realized capital losses were comprised of the following:


                                            Years Ended December 31,
                                            ------------------------
                                              1995             1994
                                              ----             ----
                                                  (In Thousands)
Bonds                                           $448             $  (7)
Federal and state taxes                         (241)              (24)
                                              ------             -----
Net realized capital gain (loss)
  before transfer to IMR                         207               (31)
(Gain) loss transferred to IMR                  (250)                7
                                              ------             -----
Net realized capital loss                      $ (43)             $(24)
                                              ======             =====


Gross capital gains in 1995 of $535 thousand were the result of bond sales in a decreasing interest rate environment. The net capital losses after transfer to the IMR are credit related. In 1994, net realized capital losses from the sales of bonds consisted of gross capital losses of $52 thousand offset by $45 thousand in gross capital gains.

As a result of the foregoing factors, a net loss of $4,618 thousand was incurred in 1995, compared to net income of $1,581 thousand in 1994.

STATEMENT OF FINANCIAL POSITION

Assets

Total assets rose from $343,993 thousand at December 31, 1995 to $826,240 thousand at December 31, 1996, an increase of 140.2%. Asset growth was concentrated in the Company's separate investment accounts.

General account assets increased from $78,805 thousand at December 31, 1995 to $119,571 thousand at December 31, 1996 due primarily to increased receivables from separate accounts which represent separate account assets in excess of statutory benefit reserves.

Policy loans increased by 54.9% to $9,983 thousand in 1996 primarily due to loans on individual variable life products.

Separate account assets increased by 266.5% to $706,669 thousand at December 31, 1996 due to increased sales of individual variable life, corporate owned life and annuity policies, where the policyholders primarily invest in the Company's separate investment accounts, and to increases in market values in the equity and fixed income markets. The total number of individual life policies issued in 1996 was 16,407, up from 10,324 in 1995. More than 1,700 annuity policies were issued in 1996, up from 612 policies issued in 1995.

Liabilities

Total liabilities increased by $454,926 thousand, or 154.9%, to $748,577 thousand at December 31, 1996 due to increased individual variable life, annuity and corporate owned life sales. Of the $454,926 thousand increase, $440,837 thousand was in the Company's separate investment account reserves and liabilities. The $7,438 thousand increase in policyholders' reserves and funds was primarily due to increases in variable life reserves.

Shareholder's Equity

Shareholder's equity was $77,662 thousand at December 31, 1996, an increase of $27,319 thousand, or 54.3%, from December 31, 1995. This increase was composed of (i) 1996 net income of $1,978 thousand, (ii) a capital contribution of $25,500 thousand from MassMutual, (iii) a decrease of $75 thousand due to the increase in the asset valuation reserve ("AVR") and (iv) a decrease of $83 thousand due to an increase in non-admitted assets.

LIQUIDITY AND CAPITAL RESOURCES

In years of increasing sales, the Company's operating activities result in a net use of cash. In 1996, $11,754 thousand of net cash was used in operations, primarily due to acquisition costs in excess of first year revenues.

The Company has structured its investment portfolio to ensure a strong liquidity position in order to permit timely payment of policy and contract benefits and future acquisition costs without requiring an untimely sale of assets. The Company manages its liquidity position by matching its exposure to cash demands with adequate sources of cash and other liquid assets.

The Company's liquid assets include substantial Treasury holdings and short-term money market investments. Cash and short-term investments totaled $7,014 thousand at December 31, 1996. The market value of other highly liquid securities, including NAIC Category 1 and 2 publicly traded bonds, exceeded $44,900 thousand at December 31, 1996.

The liquidity position of the Company is proactively managed on an ongoing basis to meet cash needs while minimizing adverse impacts on investment returns. The Company also employs quantitative asset/liability cash flow management techniques to optimize and control the investment return and liquidity for the portfolio.

INVESTMENTS

As directed by the policyholders, the majority of the Company's assets are policyholders' investments in the Company's separate investment accounts ("SIA"). The assets in the SIA are recorded at market value, and all investment risks are passed on to the policyholders. The following discussion focuses on the general investment account portfolio, which does not include the Company's SIA assets.

At December 31, 1996, the Company had $61,932 thousand of invested assets in its general investment account. The portfolio of invested assets is managed to support the liabilities of the business in light of yield, liquidity and diversification considerations.

The following table sets forth the Company's invested assets in the general investment account and gross investment yield thereon as of the dates indicated:

                                                                          December 31,
                                          1996                               1995                                 1994
                                          ----                               ----                                 ----
                               Carrying % of                      Carrying % of                    Carrying % of
                              Value      Total     Yield         Value      Total      Yield         Value       Total      Yield
                              -----      -----     -----         -----      -----      -----         -----       -----      -----
                                                                  (In Thousands)

Bonds                         $44,930     72.5%    7.5%          $41,261     85.6%     7.1%            $52,337     91.5%     5.7%
Policy loans                    9,988     16.1     6.4             6,445     13.4      6.1               3,918      6.8      7.2
Cash and short-
  term investments              7,014     11.4    13.1               490      1.0     15.6                 950      1.7      9.5
                              -------    ------   -----          -------    ------    -----            -------    ------     ----
   Total investments          $61,932    100.0%    7.7%          $48,196    100.0%     7.2%            $57,205    100.0%     5.9%
                              =======    ======   =====          =======    ======    =====            =======    ======     ====


The yield on total investments before expenses was 7.7%, 7.2% and 5.9% for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in the portfolio yield is primarily due to the investment allocation among industry categories. If investment expenses were deducted, net yields would be 6.5%, 6.9% and 5.7%, respectively. The yield on each investment category before federal income taxes is calculated as: (a) gross investment income divided by (b) the average carrying value, which does not include investment reserves.

The Company carries its investments in accordance with methods and values prescribed by the NAIC and adopted by state insurance authorities. Generally, bonds are valued at amortized cost. Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy. Short-term investments are stated at amortized cost which approximates fair value.

Bonds

The following table provides certain information regarding the maturity distribution of bonds (excluding short-term securities):

                                         Bond Maturities
                                           December 31,
                                  1996                    1995
                                  ----                    ----
                           Carrying      % of      Carrying      % of
                             Value       Total       Value       Total
                            -------      -----       -----       -----
                                           (In Thousands)
Due in one year or less       $6,384     14.2%      $  2,065      5.0%
Due after one year
  through five years          13,044     29.0          9,638     23.4
Due after five years
  through ten years           12,930     28.8          7,141     17.3
Due after ten years            1,510      3.4          7,000     17.0
Mortgage-backed
  securities (1)              11,062     24.6         15,417     37.3
                             -------    ------       -------    ------
                             $44,930    100.0%       $41,261    100.0%
                             =======    ======       =======    ======


(1)   Including securities guaranteed by the U.S. Government.

The maturities of portfolio bonds are considered by the Company to be sufficiently diversified and are carefully monitored and managed in light of the Company's liquidity needs.

Bonds and short-term investments consist of $48,895 thousand of publicly traded and $2,882 thousand of privately placed debt securities. Substantially all of the publicly traded and privately placed bonds held by the Company are evaluated by the NAIC's Securities Valuation Office ("SVO"), which assigns securities to one of six NAIC investment credit categories, with Category 1 securities being the highest quality and Category 6 securities being the lowest quality. Categories 1 and 2 are investment grade, Category 3 is medium quality and Categories 4, 5 and 6 are non-investment grade. The remainder of the securities which have not as yet received NAIC ratings are rated under an internal system which the Company believes to be equivalent to that used by the SVO. At December 31, 1996 and 1995, the portfolio was 100% invested in NAIC Categories 1 and 2.

The following table sets forth by industry category the carrying value and the percentage breakdown of the bond portfolio, including short-term securities, as of December 31, 1996:

                                              Bond Portfolio By Industry

                                                   December 31, 1996
                                                   -----------------
                                                    (In Thousands)

                                              Carrying           % of
Industry Category                             Value (1)          Total
-----------------                             ---------          -----
Collateralized (2)                             $20,576           39.7%
Finance                                          7,473           14.4
U.S. Government                                  4,972            9.6
Retail                                           1,073            2.1
Media                                            1,041            2.0
Other Services                                   4,997            9.7
Health Care                                      6,847           13.2
Transportation                                   3,251            6.3
Aerospace                                          510            1.0
Natural Resources                                  537            1.0
Others                                             500            1.0
                                               -------          -----
 Total                                         $51,777          100.0%
                                               =======          =====

(1)   Includes short-term securities.

(2) These bonds are collateralized by mortgages backed by FNMA or FHLMC and include collateralized mortgage obligations and $2,882 thousand in privately placed bonds.

The estimated fair value of bonds is based upon quoted market prices for actively traded securities. The Company subscribes to commercial pricing services that provide estimated fair values of fixed income securities that are not actively traded.

The tables below set forth the carrying value, gross unrealized gains and losses, net unrealized gain (loss) and estimated fair value of the bond portfolio (excluding short-term securities) at December 31, 1996 and 1995.



                                                                      December 31, 1996
                                                                      -----------------
                                                        Gross                Gross                Net            Estimated
                                      Carrying       Unrealized           Unrealized          Unrealized           Fair
                                        Value           Gains               Losses            Gain (Loss)          Value
                                       ------           -----               ------            ----------           -----
                                                                        (In Thousands)
U. S. Treasury Securities
 and Obligations of U. S.
 Government Corporations
 and Agencies                          $  7,768           $  79                $  41               $  38          $  7,806
Mortgage-backed securities                8,266              42                   65                 (23)            8,243
Industrial securities                    28,896             294                  146                 148            29,044
                                        -------            ----                 ----                ----           -------
                                        $44,930            $415                 $252                $163           $45,093
                                        =======            ====                 ====                ====           =======


                                                                      December 31, 1995
                                                                      -----------------
                                                        Gross                Gross                Net            Estimated
                                      Carrying       Unrealized           Unrealized          Unrealized           Fair
                                        Value           Gains               Losses            Gain (Loss)          Value
                                        -----           -----               ------            ----------           -----
                                                                        (In Thousands)
U. S. Treasury Securities
 and Obligations of U. S.
 Government Corporations
 and Agencies                           $ 7,929            $108                  $ 1                $107           $ 8,036
Mortgage-backed securities               11,980             114                   36                  78            12,058
Industrial securities                    21,352             684                    1                 683            22,035
                                        -------            ----                  ---                ----           -------
                                        $41,261            $906                  $38                $868           $42,129
                                        =======            ====                  ===                ====           =======



Portfolio Surveillance and Under-performing Investments

Bonds

The Company reviews all bonds on a regular basis utilizing the following criteria: (i) material declines in revenues or margins, (ii) significant uncertainty regarding the issuer's industry, (iii) debt service coverage or cash flow ratios that fall below industry-specific thresholds, (iv) violation of financial covenants, (v) trading of public securities at a substantial discount due to specific credit concerns and (vi) other subjective factors that relate to the issuer. The bond portfolio is actively reviewed to estimate the likelihood and amount of financial defaults or write-downs in the portfolio and to make timely decisions as to the potential sale or renegotiation of terms of specific investments.

As defined by the NAIC, under-performing bonds are those whose deferral of interest and/or principal payments are deemed to be caused by the inability of the obligor to make such payments as called for in the bond contract. At December 31, 1996 and 1995 there were no under-performing bonds.

Write-downs and Allowances

In the case of bonds, the net realizable value is determined in accordance with principles established by the SVO using criteria such as the net worth and capital structure of the borrower, the value of the collateral, the presence of additional credit support and the Company's evaluation of the borrower's ability to compete in a relevant market.

Investment Reserves

In compliance with regulatory requirements, the Company maintains an asset valuation reserve ("AVR"). The AVR stabilizes shareholder's equity (surplus) against non-interest rate related fluctuations in the value of stocks, bonds, mortgage loans and real estate investments.

The following table presents the change in AVR for the years 1996 and 1995:

                            ASSET VALUATION RESERVES

                                                      Years Ended
                                                      December 31,
                                                      -----------
                                                1996                1995
                                                ----                ----
                                                     (In Thousands)

Balance at Beginning of the Year                $154                $107
Reserve contributions (1)                         75                  47
                                                ----                ----
Balance at End of the Year                      $229                $154
                                                ====                ====


(1) Amounts represent contributions calculated on a statutory formula. Represents the net impact on shareholder's equity for investment gains and losses not related to changes in interest rates. The net change in reserves is recorded as a charge to shareholder's equity.

VII.  MML Bay State & MassMutual - Description of the Business

MML Bay State is a life insurance company and a wholly-owned subsidiary of MassMutual. Organized in 1894 under the laws of the state of Missouri, the Company (formerly known as Western Life Insurance Company of America) was purchased in 1981 by the Parent. Its name was changed in March 1982. The Company is an issuer of variable life and variable annuity contracts. The Company currently is licensed to sell variable life insurance in all states except New York and in the District of Columbia. The Company plans to obtain authority to sell variable annuity contracts in all states except New York, and, as of March 1, 1997, it had obtained such authority in 44 states and the District of Columbia.

Currently, aside from the Contract, the Company offers certain variable universal life insurance policies. These products provide a policyholder, within guidelines established by the terms of the policy, the ability to select and change premium levels, amount of death benefits, and account value investment options. Premiums in excess of specified sales charges are credited to the account value of the policies allocated either to a fixed account backed by the general investment account of the Company, or to one or more of the available divisions of the policies' separate accounts.

The Company's Home Office is located in Jefferson City, Missouri. The Company's principal administrative office is located at 1295 State Street, Springfield, Massachusetts. The Company believes that it has adequate space, equipment and resources to meet its obligations with regard to the Fixed Account and the Contract. The Company currently has an agreement with Vantage Computers Systems, Inc., to provide most of the administrative services for the Contract through the operation of the Service Center.

Functionally the Company is part of the Parent's operations, and as a result, a discussion of the Parent's business and the Company's position within the Parent's operations is useful for an understanding of the Company's business.

MassMutual currently plans to redomesticate MML Bay State from the State of Missouri to the State of Connecticut. MassMutual believes that the proposed redomestication will not adversely effect policy owners.


VIII. Directors And Officers
     Of MML Bay State

Directors:

Paul D. Adornato, Director and Senior Vice President-Operations
    Director (since 1987) and Senior Vice President-Operations, MML Bay State, since 1996; Senior Vice President, MassMutual, since 1986. Age 58.

Lawrence V. Burkett, Jr., Director, President and Chief Executive Officer
    Director, President and Chief Executive Officer, MML Bay State, since 1996; Executive Vice President and General Counsel, MassMutual, since 1993; Senior Vice President and Deputy General Counsel, 1992-1993. Age 51.

John B. Davies, Director
    Director, MML Bay State, since 1996; Executive Vice President, MassMutual, since 1994; Associate Executive Vice President, 1994-1994; General Agent, 1982-1993. Age 47.

Anne Melissa Dowling, Director and Senior Vice President-Large Corporate
    Marketing Director and Senior Vice President-Large Corporate Marketing, MML Bay State, since 1996; Senior Vice President, MassMutual, since 1996; Chief Investment Officer, Connecticut Mutual Life Insurance Company, 1994-1996; Senior Vice President-International, Travelers Insurance Co., 1987-1993. Age 38.

Thomas J. Finnegan, Jr., Director and Secretary
    Director, since 1997, Secretary, MML Bay State, since 1990; Vice President, Secretary and Associate General Counsel, MassMutual, since 1984. Age 61.

Daniel J. Fitzgerald, Director
    Director, MML Bay State, since 1994; Executive Vice President, Corporate Financial Operations, MassMutual, since 1994; Senior Vice President, 1991-1994. Age 48.

Maureen R. Ford, Director and Senior Vice  President-Annuity Marketing
    Director and Senior Vice President-Annuity Marketing, MML Bay State, since 1996; Senior Vice President, MassMutual, since 1996; Marketing Officer, Connecticut Mutual Life Insurance Company, 1989-1996. Age 41.

Isadore Jermyn, Director and Senior Vice  President and Actuary
    Director (since 1990) and Senior Vice President and Actuary, MML Bay State, since 1996; Senior Vice President and Actuary, MassMutual, since 1995; Vice President and Actuary, 1980-1995. Age 46.

Stuart H. Reese, Director and Senior Vice  President-Investments
    Director (since 1994) and Senior Vice President-Investments, MML Bay State, since 1996; Senior Vice President, MassMutual, since 1993; Investment Manager, Aetna Life and Casualty and Affiliates, 1979-1993. Age 41.

PRINCIPAL OFFICERS (other than those who are also Directors):

Ann Iseley
    Treasurer, MML Bay State, since 1996; Vice President and Treasurer, MassMutual, since 1996; Chief Financial and Operations Officer, Connecticut Mutual Financial Services, 1994-1996; Controller, The Mack Company, 1993-1994; Vice President-Finance, Mutual of New York, 1988-1993. Age 40.

IX. Executive Compensation

All of the executive officers of MML Bay State also serve as officers of Massachusetts Mutual Life Insurance Company and receive no compensation directly from MML Bay State. Allocations have been made as to such officer's time devoted to duties as executive officers of the Company and its subsidiaries. No officer or Director of MML Bay State received allocated compensation in excess of $100,000.

No shares of MML Bay State are owned by any executive officer or director. MML Bay State is a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, MA 01111.

X. Experts, Legal Proceedings and Additional Available Information

Experts

The audited statutory statement of financial position of MML Bay State as of December 31, 1996 and 1995 and the related statutory statements of operations, changes in shareholder's equity and cash flows for each of the years in the three year period ended December 31, 1996 included in this prospectus have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

Legal Proceedings

The Company is a defendant in actions arising out of its insurance and investment operations and is from time to time involved as a party in various governmental and administrative proceedings. The Company does not believe that any liability which may result from these actions is likely to have a material adverse effect on the financial position of the Company.

The life insurance industry in recent years has faced increasing exposure to litigation in which multimillion dollar jury awards of punitive and compensatory damages have occurred. While the Company cannot predict the outcome of pending or future litigation with certainty, it does not believe that pending litigation will have a material impact on the Company's financial position, results of operations or liquidity.

Additional Available Information

The Company files registration statements, reports and informational statements with the SEC under the Securities Act of 1933. These filings contain information not contained in this Prospectus. Such registration statements, reports, information statements and other information can be reviewed and copied at the public reference facilities maintained by the Securities and Exchange Commission, at Room 1024, 450 Fifth Street, N.W., Washington, C.C. 20549 or at the Commission's New York and Chicago regional offices located at the following addresses: Northeast Regional Office, 7 World

Trade Center, Suite 1300, New York, New York, 10046; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains these filings. The SEC's Internet address is http://www.sec.gov.

XI. Selected Historical
    Financial Data

The following summary financial information has been derived from the statutory financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

The information presented below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited statutory financial statements and other information included elsewhere in this prospectus.


                      MML Bay State Life Insurance Company
                        Selected Statutory Financial Data


                                                                                        Years Ended December 31,
                                                                        -------------------------------------------------------
                                                                  1996           1995           1994            1993           1992
                                                                  ----           ----           ----            ----           ----
                                                                                            (In Thousands)
Statement of Operations Data:
  Revenue:
  Premium income                                              $441,212      $  92,733      $  54,481       $  43,469      $  33,473
  Net investment and other income                                8,431          4,306          3,533           2,899          2,657
  Expense allowance on reinsurance ceded                            --            526            132           3,776          2,944
                                                             ---------     -----------    ----------     -----------     ----------
    Total revenue                                              449,643         97,565         58,146          50,144         39,074
                                                             ---------      ---------      ---------      ----------     ----------
  Benefits and expenses:
  Policy benefits and payments                                  11,035          5,691          2,940           2,179          1,191
  Addition to policyholders' reserves and funds                363,526         66,974         30,422          27,192         21,815
  Expenses, commissions and state taxes                         61,217         28,842         24,114          18,825         10,597
                                                             ---------     -----------    ----------     -----------     ----------
    Total benefits and expenses                                435,778        101,507         57,476          48,196         33,603
                                                             ---------       --------      ---------      ----------     ----------
  Net gain (loss) from operations before federal
    income taxes                                                13,865         (3,942)           670           1,948          5,471
  Federal income taxes (benefit)                                11,829            633           (935)          1,283          2,352
                                                             ---------     -----------    ----------     -----------     ----------
  Net gain from operations                                       2,036         (4,575)         1,605             665          3,119
  Net realized capital gain (loss)                                 (58)           (43)           (24)            (19)           346
                                                             ---------     -----------    ----------     -----------     ----------
    Net income (loss)                                        $   1,978     $   (4,618)    $    1,581     $       646     $    3,465
                                                             =========     ===========    ==========     ===========     ==========

Balance Sheet Data (at period end):
  Assets:

  General account                                            $ 119,571      $  78,805      $  79,638       $  47,352       $ 44,363
  Separate account                                             706,669        265,188        151,058         112,748         74,209
                                                              --------       --------       --------        --------       --------
    Total Assets                                             $ 826,240      $ 343,993      $ 230,696       $ 160,100       $118,572
                                                              ========       ========       ========        ========       ========
  Liabilities:
  Policyholders' reserves and funds                          $  26,534      $  19,096      $  11,827       $   9,546       $  7,570
  Payable to parent                                              2,930          3,165          4,368               0              0
  Asset valuation reserve                                          229            154            107              64             34
  Separate account reserves and liabilities                    703,670        262,834        149,093         110,951         72,418
  Other liabilities                                             15,214          8,401          9,338           6,142          5,775
                                                              --------       --------       --------        --------       --------
    Total liabilities                                          748,577        293,650        174,733         126,703         85,797
  Total shareholder's equity (1)(2)                             77,663         50,343         55,963          33,397         32,775
                                                              --------       --------       --------        --------       --------
  Total liabilities and shareholder's equity                 $ 826,240      $ 343,993      $ 230,696       $ 160,100       $118,572
                                                              ========       ========       ========        ========       ========

Total Adjusted Capital Data (at period end) (3):

  Total surplus (shareholder's equity)                       $  77,663      $  50,343      $  55,963       $  33,397      $  32,775
  Asset Valuation reserve                                          229            154            107              64             34
                                                              --------       --------       --------        --------       --------
    Total adjusted capital                                   $  77,892      $  50,497      $  56,070       $  33,461      $  32,809
                                                             =========      =========      =========       =========      =========

(1) In 1994, the Company received a surplus contribution of $25 million and recorded a prior year adjustment of $4 million through the Statement of Changes in Shareholder's Equity. See notes to financial statements.
(2) In 1996, the Company received a surplus contribution of $25.5 million.
(3) Defined by the NAIC as surplus plus Asset Valuation Reserve.

Report Of Independent Accountants

To the Board of Directors of
MML Bay State Life Insurance Company

We have audited the accompanying statutory financial statements and financial statement schedules of MML Bay State Life Insurance Company, listed in Item XI of this Form S-1. These statutory financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these statutory financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Company prepared these financial statements using statutory accounting practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Department of Insurance of the State of Missouri, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not determinable at this time, are presumed to be material.

In our report dated February 23, 1996, we expressed our opinion that the 1995 and 1994 financial statements, prepared using statutory accounting practices, presented fairly, in all material respects, the financial position of the MML Bay State Life Insurance Company as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles ("GAAP"). As described in Note 2 to the financial statements, financial statements of stock life insurance subsidiaries of mutual life insurance enterprises issued or reissued after 1996, and prepared in accordance with statutory accounting principles, are no longer considered to be presentations in conformity with GAAP. Accordingly, our present opinion on the 1995 and 1994 statutory financial statements as presented herein is different from that expressed in our previous report.

In our opinion, because of the effects of the matter discussed in the third paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of MML Bay State Life Insurance Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MML Bay State Life Insurance Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, on the statutory basis of accounting described in Note 2. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

Springfield, Massachusetts                            Coopers & Lybrand, L.L.P.
February 7, 1997

MML BAY STATE LIFE INSURANCE COMPANY

STATUTORY STATEMENT OF FINANCIAL POSITION

                                                                   December 31,
                                                              1996             1995
                                                              ----             ----
                                                                  (In Thousands)
Assets:
Bonds..................................................     $ 44,929.6     $ 41,260.6
Policy loans...........................................        9,988.3        6,444.9
Cash and short-term investments........................        7,013.9          490.5
Investment and insurance amounts receivable............        2,277.8        1,268.0
Transfer due from separate account.....................       50,186.8       29,015.6
Federal income tax receivable..........................        1,139.4          215.5
Other assets...........................................        4,034.9          109.8
Separate account assets................................      706,668.9      265,188.5
                                                            ----------     ----------
                                                            $826,239.6     $343,993.4
                                                            ==========     ==========

Liabilities:
Policyholders' reserves and funds......................     $ 26,533.5     $ 19,095.9
Policy claims and other benefits.......................        1,074.1        1,507.6
Payable to parent......................................        2,929.9        3,165.2
Accrued insurance expenses and taxes...................        6,905.3        4,693.5
Asset valuation reserve................................          228.8          153.8
Other liabilities......................................        7,235.6        2,200.7
Separate account reserves and liabilities..............      703,670.1      262,833.9
                                                            ----------     ----------
                                                             748,577.3      293,650.6
                                                            ----------     ----------
Shareholder's equity:
Common stock, $200 par value
 25,000 shares authorized
 12,501 shares issued and outstanding..................        2,500.2        2,000.2
Paid-in capital and contributed surplus................       71,736.9       46,736.9
Surplus................................................        3,425.2        1,605.7
                                                            ----------     ----------
                                                              77,662.3       50,342.8
                                                            ----------     ----------
                                                            $826,239.6     $343,993.4
                                                            ==========     ==========

                 See notes to statutory financial statements.

    MML BAY STATE LIFE INSURANCE COMPANY

    STATUTORY STATEMENT OF INCOME


                                                                                              Years Ended December 31,
                                                                                        1996           1995            1994
                                                                                        ----           ----            ----
                                                                                                  (In Thousands)
        Income:
        Premium income..........................................................     $441,212.1      $ 92,732.8     $ 54,481.4
        Net investment and other income.........................................        8,430.6         4,305.8        3,531.8
        Expense allowance on reinsurance ceded..................................            0.0           526.5          132.4
                                                                                     ----------      ----------     ----------
                                                                                      449,642.7        97,565.1       58,145.6
                                                                                     ----------      ----------     ----------
        Benefits and expenses:
        Policy benefits and payments............................................       11,035.0         5,691.0        2,939.9
        Addition to policyholders' reserves, funds and separate accounts........      363,526.2        66,974.4       30,422.1
        Operating expenses......................................................       24,032.2        11,222.9       11,960.6
        Commissions.............................................................       28,133.3        15,072.4       10,747.5
        State taxes, licenses and fees..........................................        9,051.1         2,546.8        1,405.1
                                                                                     ----------      ----------     ----------
                                                                                      435,777.8       101,507.5       57,475.2
                                                                                     ----------      ----------     ----------
        Net gain (loss) from operations before federal income taxes.............       13,864.9        (3,942.4)         670.4
        Federal income taxes (benefit)..........................................       11,829.0           632.8         (934.8)
                                                                                    -----------      ----------     ----------
        Net gain (loss ) from operations........................................        2,035.9        (4,575.2)       1,605.2
        Net realized capital loss...............................................          (58.1)          (42.8)         (24.4)
                                                                                    -----------      ----------     ----------
        Net income (loss).......................................................    $   1,977.8      $ (4,618.0)    $  1,580.8
                                                                                    ===========      ==========     ==========

                 See notes to statutory financial statements.

    MML BAY STATE LIFE INSURANCE COMPANY

    STATUTORY STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY


                                                                                      Years Ended December 31,
                                                                             1996           1995            1994
                                                                             ----           ----            ----
                                                                                        (In Thousands)
        Shareholder's equity, beginning of year........................   $ 50,342.8      $ 55,963.0     $ 33,396.9
                                                                          ----------      ----------     ----------
        Increases (decrease) due to:
          Net income (loss)............................................      1,977.8        (4,618.0)       1,580.8
          Additions to asset valuation reserve.........................        (75.0)          (47.0)         (43.3)
          Change in separate account surplus...........................         35.0           344.2          108.6
          Surplus contribution.........................................     25,500.0             0.0       25,000.0
          Prior year adjustment........................................          0.0        (1,299.4)      (4,101.5)
          Change in accounting for mortgage backed securities..........          0.0             0.0           21.5
          Change in non-admitted assets and other......................       (118.3)            0.0            0.0
                                                                          ----------      ----------     ----------
                                                                            27,319.5        (5,620.2)      22,566.1
                                                                          ----------      ----------     ----------
        Shareholder's equity, end of year..............................   $ 77,662.3      $ 50,342.8     $ 55,963.0
                                                                          ==========      ==========     ==========

                 See notes to statutory financial statements.

    MML BAY STATE LIFE INSURANCE COMPANY

    STATUTORY STATEMENT OF CASH FLOWS


                                                                                         Years Ended December 31,
                                                                                    1996           1995            1994
                                                                                    ----           ----            ----
                                                                                              (In Thousands)
        Operating activities:
        Net income (loss)....................................................     $ 1,977.8      $ (4,618.0)     $ 1,580.8
         Additions to policyholders' reserves, funds,
          and net of transfers to separate accounts..........................       7,004.1         8,610.8        2,064.6
         Net realized capital loss...........................................          58.1            42.8           24.4
         Change in receivable from separate accounts.........................     (21,171.1)       (7,907.6)      (6,456.2)
         Change in receivable (payable) to parent............................        (235.4)       (1,203.0)       5,145.0
         Change in federal taxes receivable (payable)........................        (923.9)       (1,018.7)        (910.3)
         Other changes.......................................................       1,536.8        (2,543.9)      (1,178.9)
                                                                                  ---------      ----------      ---------
         Net cash provided by (used in) operating activities.................     (11,753.6)       (8,637.6)         269.4
                                                                                  ---------      ----------      ---------
        Investing activities:

         Purchases of investments and loans..................................     (35,959.1)      (28,440.1)     (43,275.8)
         Sales or maturities of investments and receipts
         from repayments of loans............................................      28,736.1        36,618.2       18,455.4
                                                                                  ---------      ----------      ---------
         Net cash provided by (used in) investing activities.................      (7,223.0)        8,178.1      (24,820.4)
                                                                                  ---------      ----------      ---------
        Financing activities:
         Capital and Surplus contribution....................................      25,500.0             0.0       25,000.0
                                                                                  ---------      ----------      ---------
         Net cash provided by financing activities...........................      25,500.0             0.0       25,000.0
                                                                                  ---------      ----------      ---------
        Increase (decrease) in cash and short-term investments...............       6,523.4          (459.5)         449.0
        Cash and short-term investments, beginning of year...................         490.5           950.0          501.0
                                                                                  ---------      ----------      ---------
        Cash and short-term investments, end of year.........................     $ 7,013.9      $    490.5      $   950.0
                                                                                  =========      ==========      =========

                 See notes to statutory financial statements.

Notes To Statutory Financial Statements

1. OPERATIONS

MML Bay State Life Insurance Company ("the Company") is a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual"). The Company's insurance operation consists primarily of flexible and limited premium variable whole life insurance and variable annuities distributed through career agents. On March 1, 1996, the operations of Connecticut Mutual Life Insurance Company were merged into MassMutual.

2. SUMMARY OF ACCOUNTING PRACTICES

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the State of Missouri ("statutory accounting practices"), which practices were also considered to be in conformity with generally accepted accounting principles ("GAAP"). In 1993, the Financial Accounting Standards Board ("FASB") issued interpretations No. 40 ("Fin. 40"), "Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises", which clarified that mutual life insurance companies issuing financial statements described as prepared in conformity with GAAP after 1995 are required to apply all applicable GAAP pronouncements in preparing those financial statements. In January 1995, the FASB issued Statement No. 120 ("SFAS 120"), Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which among other things, extended the applicability of certain FASB statements to mutual life insurance companies and deferred the effective date of Fin. 40 to financial statements issued or reissued after 1996. As required by generally accepted auditing standards, the opinion expressed by our independent accountants on the 1995 and 1994 financial statements is different from that expressed in their previous report.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to current operations as incurred, whereas under GAAP these expenses would be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP would value bonds at fair value and (d) deferred income taxes are not provided for book-tax timing differences whereas GAAP would record deferred income taxes.

The preparation of statutory financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities, at the date of the statutory financial statements. Management must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in the statutory financial statements.

The following is a description of the Company's current principal accounting policies and practices.

a. Investments

Bonds are valued in accordance with rules established by the National Association of Insurance Commissioners. Generally, bonds are valued at amortized cost.

As promulgated by the National Association of Insurance Commissioners, the Company adopted the retrospective method of accounting for amortization of premium and discount on mortgage backed securities as of December 31, 1994. This method considers prepayment assumptions for mortgage backed securities, which were obtained from a prepayment model, that factors in mortgage type, seasoning, coupon, current interest rate and the economic environment. The effect of this change, $21.5 thousand, was recorded as of December 31, 1994 as an increase to shareholders' equity on the Statutory Statement of Financial Position and had no material effect for 1996 and 1995 net income. Through December 31, 1994, premium and discount on bonds were amortized into investment income over the stated lives of the securities.

Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy.

Short-term investments are stated at amortized cost, which approximates fair value.

In compliance with regulatory requirements, the Company maintains an Asset Valuation Reserve and an Interest Maintenance Reserve. The Asset Valuation Reserve and other investment reserves as prescribed by the regulatory authorities, stabilize the shareholders' equity against declines in the value of bonds. The Interest Maintenance Reserve captures after-tax realized capital gains and losses which result from changes in the overall level of interest rates for all types of fixed income investments and amortizes these capital gains and losses into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. Net realized after tax capital losses of $33.7 thousand in 1996 and net realized after tax capital gains of $250.2 thousand in 1995 and net realized after tax capital losses of $7.0 thousand in 1994 were charged to the Interest Maintenance Reserve. Amortization of the Interest Maintenance Reserve into net investment income amounted to $85.8 thousand in 1996, $42.1 thousand in 1995 and $86.9 thousand in 1994. The Interest Maintenance Reserve is included in other liabilities on the statutory Statement of Financial Position.

Realized capital gains and losses, less taxes, not includable in the Interest Maintenance Reserve, are recognized in net income. Realized capital gains and losses are determined using the specific identification method. Unrealized capital gains and losses are included in shareholders' equity.

b. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of variable life insurance policyholders. Assets, consisting of holdings in an open-end series investment fund affiliated with MassMutual, bonds, common stocks, and short-term investments, are reported at fair value. Transfer due from separate account represents the separate account assets in excess of statutory benefit reserves. Premiums, benefits and expenses of the separate accounts are reported on the Statutory Statement of Income. The Company receives compensation for providing administrative services to the separate account and for assuming mortality and expense risks in connection with the policies. The Company had $2,998.8 thousand and $2,354.6 thousand of its assets invested in the separate account as of December 31, 1996 and 1995, respectively.

The net transfers to separate accounts of $356,088.6 thousand, $59,792.6 thousand and $28,141.7 thousand in 1996, 1995 and 1994, respectively, are included in addition to policyholders' reserves, funds and separate accounts.

c. Policyholders' Reserves

Policyholders' reserves for life contracts were developed using accepted actuarial methods computed principally on the net level premium method and the Commissioners' Reserve Valuation Method using the 1958 and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 3.5 to 5.5 percent. Reserves for individual annuities are based on accepted actuarial methods, principally at interest rates ranging from 5.5 to 6.0 percent.

During 1994, actuarial guidelines requiring additional reserves for immediate payment of claims became effective. While the Company's aggregate reserves were sufficient, the reserves for certain products were not recorded. The effect of correctly recording these reserves was $1,299.4 thousand at December 31, 1994 and was recorded as an adjustment to shareholders' equity during 1995.

d. Premium and Related Expense Recognition

Premium revenue is recognized annually on the anniversary date of the policy. Commissions and other costs related to issuance of new policies, maintenance and settlement costs, are charged to current operations.

e. Cash and Short-Term Investments

For purposes of the Statutory Statement of Cash Flows, the Company considers all highly liquid short-term investments purchased with a maturity of twelve months or less to be cash and short-term investments.

3 STOCKHOLDER'S EQUITY

The Board of Directors of MassMutual has authorized the contribution of funds to the Company sufficient to meet the capital requirements of all states in which the Company is licensed to do business. Substantially all of the statutory stockholder's equity is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval. Under these regulations, $3,425.2 thousand of stockholder's equity is available for distribution to shareholders in 1997 without prior regulatory approval.

4. RELATED PARTY TRANSACTIONS

Investment and administrative services are provided to the Company pursuant to a management services agreement with MassMutual. Service fees are accrued based upon estimated costs and are billed the following period, when actual costs are available. Fees incurred under the terms of this agreement were $16,429.2 thousand, $6,588.1 thousand and $7,762.9 thousand in 1996, 1995 and 1994, respectively.

The Company had reinsurance agreements with MassMutual in which MassMutual assumed specific plans of insurance on a coinsurance basis and on a yearly renewal term basis. The coinsurance agreement was terminated in 1995. A termination fee of $6,200.0 thousand was recorded as an expense and paid to MassMutual for the rights to retain future fees and charges on the reinsurance business. While the agreement was in effect, the Company ceded premiums amounting to $29,597.0 thousand and $26,115.1 thousand in 1995 and 1994, respectively. Additionally, the Company ceded administrative and insurance charges of $4,310.3 thousand in 1995 and $4,208.3 thousand in 1994 for policies issued in those years. The Company received $4,836.8 thousand and $8,434.7 thousand and 1995 and 1994, respectively, as commissions and an expense allowance. Reserves on all business ceded amounted to $8,027.9 thousand in 1995, immediately preceding the termination, which reduced policyholders' reserves and funds. The Company's separate accounts retained the assets applicable to variable life reserves of the policies reinsured under the agreement with MassMutual. Premium income and the expense allowance on reinsurance ceded differ from annual statement presentation.

A provision in the Company's coinsurance agreement with MassMutual required surrender charge offsets to be included in the ceding provisions of the reinsurance contract with MassMutual. This surrender charge offset, inherent in the reserve calculations of the separate account liabilities, is considered funds which would be due to the general account of MassMutual if the life policies were surrendered. During 1993, this provision was incorrectly excluded from amounts recorded for the contract. The effect of correctly recording this provision was $4,101.5 thousand at December 31, 1993 and was recorded as an adjustment to shareholders' equity during 1994. The effects of this adjustment in 1994 were included in the expense allowance on reinsurance ceded and all related tax benefits were recorded in 1995 and 1994 on the Statutory Statement of Income in accordance with the accounting practices of the National Association of Insurance Commissioners.

During 1996 and 1994, MassMutual contributed additional paid in capital of $25,000.0 thousand cash to the Company.

5. FEDERAL INCOME TAXES

The provision for federal income taxes is based upon the Company's best estimate of its tax liability. No deferred tax effect is recognized for temporary differences that may exist between financial reporting and taxable income. Accordingly, the federal tax provision, using the most current information available, and adjusting for miscellaneous temporary differences, primarily reserves and acquisition costs, resulted in an effective tax rate which is other than the statutory tax rate.

The Internal Revenue Service is currently examining the Company's income tax returns through the year 1992. Federal income tax returns for the years 1995, 1994 and 1993 are open to examination by the Internal Revenue Service. The Company believes any adjustments resulting from such examinations will not materially affect its statutory financial statements.

The Company plans to file its 1996 federal income tax return on a consolidated basis with MassMutual and MassMutual's other life and non-life affiliates. The Company and its life and non-life affiliates are subject to a written tax allocation agreement which allocates tax liability in a manner permitted under Treasury regulations. Generally, the agreement provides that loss members shall be compensated for the use of their losses and credits by other members.

The Company made federal tax payments of $12,811.7 thousand and $1,892.0 thousand in 1996 and 1995, respectively. No federal tax payments were made during 1994.

6. INVESTMENTS

The Company maintains a diversified investment portfolio. Investment policies limit concentration in any asset class, geographic region, industry group, economic characteristic, investment quality or individual investment.

a. Bonds

The carrying value and estimated fair value of bonds are as follows:

                                                                                  December 31, 1996
                                                                             -------------------------
                                                                                Gross          Gross         Estimated
                                                               Carrying      Unrealized     Unrealized         Fair
                                                                 Value          Gains         Losses           Value
                                                               --------      ----------     ----------       ---------
                                                                                   (In Thousands)
U.S. Treasury Securities and Obligations of U.S.
 Government Corporations and Agencies                         $ 7,767.8       $    79.5      $    41.1      $ 7,806.2
Mortgage-backed securities                                      8,265.9            42.1           64.6        8,243.4
Industrial securities                                          28,895.9           293.6          146.1       29,043.4
                                                              ---------       ---------      ---------      ---------
   TOTAL                                                      $44,929.6       $   415.2      $   251.8      $45,093.0
                                                              =========       =========      =========      =========

                                                                                  December 31, 1995
                                                                             -------------------------
                                                                                Gross          Gross         Estimated
                                                               Carrying      Unrealized     Unrealized         Fair
                                                                 Value          Gains         Losses           Value
                                                               --------      ----------     ----------       ---------
                                                                                   (In Thousands)
U.S. Treasury Securities and Obligations of U.S.
 Government Corporations and Agencies                         $ 7,929.3       $   107.8      $     1.0      $ 8,036.1
Mortgage-backed securities                                     11,979.4           114.9           35.9       12,058.4
Industrial securities                                          21,351.9           684.2            1.7       22,034.4
                                                              ---------       ---------      ---------      ---------
   TOTAL                                                      $41,260.6       $   906.9      $    38.6      $42,128.9
                                                              =========       =========      =========      =========

The carrying value and estimated fair value of bonds at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                           Estimated
                                                                            Carrying         Fair
                                                                              Value          Value
                                                                            --------       ---------
                                                                                 (In Thousands)
        Due in one year or less                                             $ 6,383.8      $ 6,423.7
        Due after one year through five years                                13,043.8       13,203.9
        Due after five years through ten years                               12,929.9       12,865.2
        Due after ten years                                                   1,510.1        1,503.1
                                                                            ---------      ---------
                                                                             33,867.6       33,995.9

        Mortgage-backed securities, including securities guaranteed
         by the U.S. Government                                              11,062.0       11,097.1
                                                                            ---------      ---------
           TOTAL                                                            $44,929.6      $45,093.0
                                                                            =========      =========

Proceeds from sales and maturities of investments in bonds were $28,736.1 thousand during 1996, $36,584.5 thousand during 1995 and $17,742.4 thousand during 1994. Gross capital gains of $33.2 thousand in 1996, $535.0 thousand in 1995 and $44.5 thousand in 1994 and gross capital losses of $65.2 thousand in 1996, $87.0 thousand in 1995 and $52.3 thousand in 1994 were realized on those sales, a portion of which were included in the Interest Maintenance Reserve. The estimated fair value of non-publicly traded bonds is determined by the Company using a pricing matrix.

b. Other

It is not practicable to determine the fair value of policy loans which do not have a stated maturity.

7. LIQUIDITY

The withdrawal characteristics of the policyholders' reserves and funds, including separate accounts, and the invested assets which support them at December 31, 1996 are illustrated below:

                                                                                                   (In Thousands)
        Total policyholders' reserves and funds and separate account liabilities             $730,203.6
        Not subject to discretionary withdrawal                                                  (143.3)
        Policy loans                                                                           (9,988.3)
                                                                                             ----------
          Subject to discretionary withdrawal                                                               $720,072.0
                                                                                                            ==========
        Total invested assets, including separate investment accounts                        $768,600.7
        Policy loans and other invested assets                                                 (9,988.3)
                                                                                             ----------
          Readily marketable investments                                                                    $758,612.4
                                                                                                            ==========

8. BUSINESS RISKS AND CONTINGENCIES

Approximately 52% of the Company's premium revenue is derived from two customers.

The Company is subject to insurance guaranty fund laws in the states in which it does business. These laws assess insurance companies amounts to be used to pay benefits to policyholders and claimants of insolvent insurance companies. Many states allow these assessments to be credited against future premiums. The Company believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity. In 1996, the Company elected not to admit $83.3 thousand of guaranty fund premium tax offset receivables relating to prior assessments.

The Company is involved in litigation arising out of the normal course of its business. Management intends to defend these actions vigorously. While the outcome of litigation cannot be foreseen with certainty, it is the opinion of management, after consultation with legal counsel, that the ultimate resolution of these matters will not materially affect its financial position, results of operations or liquidity.

9. AFFILIATED COMPANIES

The relationship of the Company, its parent and affiliated companies as of December 31, 1996 is illustrated below. Subsidiaries are wholly-owned by the parent, except as noted.

Parent
------

Massachusetts Mutual Life Insurance Company

      Subsidiaries of Massachusetts Mutual Life Insurance Company
      -----------------------------------------------------------
      C.M. Assurance Company
      C.M. Benefit Insurance Company
      C.M. Life Insurance Company
      MassMutual Holding Company
      MassMutual Holding Company Two, Inc. (Sold in March 1996)
      MassMutual of Ireland, Limited
      MML Bay State Life Insurance Company
      MML Distributors, LLC

           Subsidiaries of MassMutual Holding Company
           ------------------------------------------
           GR Phelps, Inc.
           MassMutual Holding Trust I
           MassMutual Holding Trust II
           MassMutual Holding MSC, Inc.
           MassMutual International, Inc.
           MassMutual Reinsurance Bermuda (Sold in December 1996) MML Investors Services, Inc.
           State House One (Liquidated in December 1996)

           Subsidiaries of MassMutual Holding Trust I
           ------------------------------------------
           Antares Leveraged Capital Corporation
           Charter Oak Capital Management, Inc.
           Cornerstone Real Estate Advisors, Inc.
           DLB Acquisition Corporation
           Oppenheimer Acquisition Corporation - 86.15%

           Subsidiaries of MassMutual Holding Trust II
           -------------------------------------------
           CM Advantage, Inc.
           CM International, Inc.
           CM Property Management, Inc.
           High Yield Management, Inc.
           MMHC Investments, Inc.
           MML Realty Management
           Urban Properties, Inc.
           Westheimer 335 Suites, Inc.

           Subsidiaries of MassMutual International
           ----------------------------------------
           MassLife Seguros de Vida (Argentina) S. A.
           MassMutual International (Bermuda) Ltd.
           Mass Seguros de Vida (Chile) S. A.
           MassMutual International (Luxemburg) S. A.

           MassMutual Holding MSC, Incorporated
           ------------------------------------
           MassMutual/Carlson CBO N. V. - 50%
           MassMutual Corporate Value Limited - 46%

           Affiliates of Massachusetts Mutual Life Insurance Company
           ---------------------------------------------------------
           MML Series Investment Fund
           MassMutual Institutional Funds
           Oppenheimer Value Stock Fund

PART II.  INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

      Not applicable.

Item 14. Indemnification of Directors and Officers
         -----------------------------------------

MML Bay State directors and officers are indemnified under its by-laws. MML Bay State indemnifies each person who was or is a party to any threatened, pending or completed action, suit or to any liability to any entity which is registered as an investment company under the Investment Company Act of 1940 or to the security holders thereof provided that:

(a) Such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

    (b) With respect to any criminal action or proceeding, such person had no reasonable cause to believe their conduct was unlawful;

     (c) Unless ordered by a court, indemnification shall be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances set forth in subparagraphs (a) and (b) above, such determination to be made
     (i) by the Board of Directors of the MML Bay State by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MML Bay State pursuant to the foregoing provisions, or otherwise, MML Bay State has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MML Bay State of expenses incurred or paid by a director, officer or controlling person of MML Bay State in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MML Bay State will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

     MML Bay State offers two unregistered privately placed variable universal life insurance products. These products are offered by MML Bay State Variable Life Separate Accounts II, III, IV and V respectively. The products offered by these Separate Accounts are used either as a means of funding long-term corporate obligations such as retiree health care obligations or are sold to individuals and families with significant resources for wealth accumulation and estate planning purposes.

Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------


Exhibit Number       Description ........................................ Method of Filing
--------------       -----------                                          ----------------

     (1)(a)          Underwriting Agreements with........................
                     MML Investors Services, Inc. .......................       **

     (1)(b)          Form of Underwriting Agreement with

                     MML Distributors, LLC...............................       Filed herewith

     (3)(i)          MML Bay State Articles of

                     Incorporation.......................................       *


     (3)(ii)         MML Bay State Bylaws................................       *


     4               Individual Annuity Contract.........................       *

     5               Opinion re legality.................................       Filed herewith



     23              Consent of

                     Coopers & Lybrand L.L.P,............................

                     independent accountants.............................       Filed herewith

                     Financial Statement

                     Schedules...........................................       Filed herewith

     24              Powers of Attorney..................................       Filed Herewith

     27              Financial Data Schedule.............................       Filed Herewith

*Incorporated by reference pursuant to Rule 411 of the Securities Act of 1933 from the Registrant's Registration Statement No. 33-79750 filed on June 6, 1994. **Incorporated by reference pursuant to Rule 411 of the Securities Act of 1933 from the Registrant's Registration No. 33-79750 filed and effective May 1,
1996.

Item 17. Undertakings
         ------------

         (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i.) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Post-Effective Amendment No. 3 to Registration Statement No. 33-79750 to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 3rd day of April, 1997.

              MML BAY STATE LIFE INSURANCE COMPANY

              By: /s/ Lawrence V. Burkett, Jr.*
                 ------------------------------------------------
                 Lawrence V. Burkett, Jr., President and Chief Executive Officer MML Bay State Life Insurance Company

/s/ Richard M. Howe    On April 3, 1997, as Attorney-in-Fact pursuant to
---------------------  powers of attorney filed herewith.
*Richard M. Howe

           As required by the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement No. 33-79750 has been signed by the following persons in the capacities and on the duties indicated.


     Signature                                    Title                                    Date
     ---------                                    -----                                    ----
/s/ Lawrence V. Burkett, Jr.*          President, Chief Executive                     April 3, 1997
-------------------------------        and Director
Lawrence V. Burkett, Jr

/s/ Ann Iseley*                        Treasurer (Principal Financial                 April 3, 1997
-------------------------------        Officer)
Ann Iseley

/s/ John Miller, Jr.*                  Second Vice President and Comptroller          April 3, 1997
-------------------------------        (Principal Accounting Officer)
John Miller, Jr

/s/ Paul D. Adornato*                  Director                                       April 3, 1997
-------------------------------
Paul D. Adornato

/s/ John B. Davies*                    Director                                       April 3, 1997
-------------------------------
John B. Davies

/s/ Anne Melissa Dowling*              Director                                       April 3, 1997
-------------------------------
Anne Melissa Dowling



/s/ Daniel F. Fitzgerald*          Director          April 3, 1997
-------------------------------
Daniel F. Fitzgerald

/s/ Maureen R. Ford*               Director          April 3, 1997
-------------------------------
Maureen R. Ford

/s/ Isadore Jermyn*                Director          April 3, 1997
-------------------------------
Isadore Jermyn

/s/ Stuart H. Reese*               Director          April 3, 1997
-------------------------------
Stuart H. Reese

/s/ Richard M. Howe             On April 3, 1997, as Attorney-in-Fact
------------------------------- pursuant to powers of attorney filed herewith.
*Richard M. Howe
